NewsRelease		(Williams Logo)
NYSE: WMB
Date:	Nov. 9, 2007

Williams Closes Sale of Power Assets

TULSA, Okla. – Williams (NYSE:WMB) has closed the sale of substantially all of its power assets to Bear Energy LP, a unit of The Bear Stearns Companies Inc. (NYSE:BSC).

The adjusted purchase price of the transaction, which encompasses a 7,500-megawatt portfolio of power contracts and certain other assets, was $496 million. The adjusted price includes a contractual reduction of $16 million, reflecting cash flows realized from the April 1 valuation date.

As previously announced, the company expects the transaction proceeds will be largely offset by income taxes, resolution of retained liabilities, costs associated with the transaction, and near-term cash-collateral postings. The proceeds are also subject to post-closing adjustments.

“Completing this sale is another significant accomplishment in our ongoing efforts to enhance shareholder value,” said Steve Malcolm, chairman, president and chief executive officer.   “In addition to reduced business risk and complexity, we expect a key benefit from the sale will be a more favorable cost of capital for both debt and equity.

“Improving our access to capital is an important driver in our ability to continue pursuing value-creating opportunities in our natural gas businesses,” Malcolm said.

The assets sold in this transaction represent the majority of the value and risk associated with Williams’ former power business. The company expects to divest certain other remaining power and natural gas marketing assets and liabilities as part of its exit from the power business and associated streamlining of its ongoing gas marketing business.

Merrill Lynch & Co. acted as financial adviser to Williams in the sale of its power assets. Lehman Brothers and Citibank also have acted as advisers to the company.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.